Exhibit 10.10
Amended effective February 27, 2013
HOSPIRA, INC. NON-EMPLOYEE DIRECTORS’ FEE PLAN
SECTION 1
PURPOSE
Hospira, Inc. Non-Employee Directors’ Fee Plan (the “Plan”) has been established by Hospira, Inc. (the “Company”), effective as of April 30, 2004 (the “Effective Date”) to attract and retain as members of its Board of Directors persons who are not employees of the Company or any of its subsidiaries but whose business experience and judgment are a valuable asset to the Company and its subsidiaries. The Plan provides for the payment to Directors of fees in the form of some or all of the following: Annual Retainer Fees, Committee Chairman Fees, Meeting Fees and Restricted Stock awards (generally, the “Director Fees”).
SECTION 2
DIRECTORS COVERED
As used in the Plan, the term “Director” means any person who is elected to the Board of Directors of the Company as of the Effective Date or at any time thereafter, and is not an employee of the Company or any of its subsidiaries.
SECTION 3
FEES PAYABLE TO DIRECTORS
3.1    Annual Board Retainer Fee. Each Director shall be entitled to an annual retainer fee (the “Annual Board Retainer Fee”) to be paid quarterly, on the last business day of each calendar quarter for which the Director served in the capacity as a Director (excluding, on a pro rata basis, any portion of the quarter in which he did not serve in such capacity). The amount of the Annual Board Retainer Fee shall be as determined from time to time in the sole discretion of the Board of Directors of the Company (the “Board”), with such amount currently set at Sixty-Five Thousand Dollars ($65,000) per year.
3.2    Annual Committee Retainer Fee. A director who serves on any committee created by the Board shall be entitled to an additional annual retainer fee (the “Annual Committee Retainer Fee”) to be paid quarterly, on the last business day of each calendar quarter for which the Director served in the capacity as a committee member (excluding, on a pro rata basis, any portion of the quarter in which he did not serve in such capacity). The amount of the Annual Committee Retainer Fee shall be as determined from time to time in the sole discretion of the Board, with such amount currently set as follows: (i) Five Thousand Dollars ($5,000) per year for each of the Science, Technology and Quality Committee, Governance and Public Policy Committee, and any other permanent or temporary committee established by the Board; (ii) Ten Thousand Dollars ($10,000) per year for the Compensation Committee; and (iii) Seventeen Thousand and Five Hundred Dollars ($17,500) per year for the Audit Committee.
3.3    Committee Chairman Fee. A Director who serves as Chairman of any committee created by the Board shall be entitled to an additional annual retainer fee (the “Committee Chairman Fee”) to be paid quarterly, on the last business day of each calendar quarter for which the Director served in the capacity as a committee chairman (excluding, on a pro rata basis, any portion of the quarter in which he did not serve in such capacity). The amount of the Committee Chairman Fee shall be as determined from time to time in the sole discretion of the Board, with such amount currently set as follows: (i) Twelve Thousand and Five Hundred Dollars ($12,500) per year for each of the Science, Technology and Quality Committee, Governance and Public Policy Committee, and any other permanent or temporary committee established by the Board; (ii) Twenty Thousand Dollars ($20,000) per year for the Compensation Committee; and (ii) Twenty Five Thousand Dollars ($25,000) per year for the Audit Committee.

3.4    Global Travel Allowance Fee. A global travel allowance fee (the “Global Travel Allowance Fee”) shall be paid to compensate a Director for international travel to attend a meeting of the Board or any committee thereof. The Global Travel Allowance Fee shall be paid on the last business day of the calendar quarter in which the meeting was held. International travel shall be deemed to occur whenever the Director is required to fly from his or her principal domicile over either the Atlantic Ocean or the Pacific Ocean, or to another country in which the flight is greater than six (6) hours. The amount of the Global Travel Allowance Fee shall be as determined from time to time in the sole discretion of the Board, with such amount currently set at Two Thousand Dollars ($2,000).
3.5    Chairman of the Board Fees. A Director who serves as Chairman of the Board shall be entitled to an additional annual retainer fee (the “Chairman of the Board Fee”) to be paid quarterly, on the last business day of each calendar quarter for which the Director served in the capacity as Chairman of the Board (excluding, on a pro rata basis, any portion of the quarter in which he did not serve in such capacity). The amount of the Chairman of the Board Fee shall be as determined from time to time in the sole discretion of the Board, with such amount currently set at Forty Five Thousand Dollars ($45,000) per year. This amount is in addition to the Annual Board Retainer Fee set forth in Section 3.1.
SECTION 4
RESTRICTED STOCK
4.1    Annual Restricted Stock Award.

(i)
Effective as of January 1, 2013, each Director shall be granted shares of the Company’s Common Stock, par value $0.01 per share (the “Stock”), with such stock subject to certain restrictions set forth below (the “Restricted Stock”); and any such Director who also serves as Chairman of the Board shall be granted additional Restricted Stock (“Chairman’s Restricted Stock”), which shall also be subject to the same restrictions set forth below. The Restricted Stock and Chairman’s Restricted Stock shall be granted automatically to the Director on the later of (a) the fifth business day after the public release of the Company’s earnings for the previous calendar year or (b) the day of completion of the regularly scheduled meeting of the Compensation Committee in February, which shall be a business day (the “Grant Date”).

(ii)
The number of shares covered by the Restricted Stock award shall be equal to that number of shares whose aggregate value (based on the Fair Market Value of a share of Stock on the date of grant) equals One Hundred Ninety Thousand Dollars ($190,000), rounded down to the next whole share; and the number of shares covered by the Chairman’s Restricted Stock award shall be equal to that number of shares whose aggregate value (based on the Fair Market Value of a share of Stock on the date of grant) equals One Hundred Ten Thousand Dollars ($110,000), rounded down to the next whole share.

(iii)
Notwithstanding anything contained in this Section 4.1 to the contrary: a Non-Employee Director, who is elected between any Grant Dates, shall automatically be granted Restricted Stock on the last business day of the calendar quarter in which such Director is elected; provided, however, that the number of shares of the Restricted Stock granted to such Director shall be equal to that number of shares (rounded to the next whole share) whose aggregate value (based on the Fair Market Value of a share of Stock on the date of grant) equals One Hundred Ninety Thousand Dollars ($190,000), multiplied by the fraction of A over 12, with “A” being the number of whole calendar months between the first day of the month coinciding with or immediately following such Director’s election and first day of the month during which the next Grant Date is scheduled to occur; and (b) the number of shares of Chairman’s Restricted Stock for a Non-Employee Director who is appointed Chairman of the Board between any Grant Dates shall be equal to that number of shares (rounded to the next whole share) whose aggregate value (based on the Fair Market Value of a share of Stock on the date of grant) equals One Hundred Ten Thousand Dollars ($110,000),

2

multiplied by the fraction of A over 12, with “A” being the number of whole calendar months between the first day of the month coinciding with or immediately following such Director’s appointment as Chairman of the Board and the first day of the month during which the next Grant Date is scheduled to occur. The term “Fair Market Value” shall be as defined in the 2004 Plan (as defined in Section 6.6 below).
4.2    Issuance of Certificates. Each certificate issued in respect of the Restricted Stock Award shall be registered in the name of the Director and shall be deposited in a bank designated by the Company or retained by the Company. The certification of shares is conditioned upon the Director endorsing in blank a stock power for the covered shares. During the Restricted Period, all certificates evidencing the Restricted Stock will be imprinted with the following legend: “The securities evidenced by this certificate are subject to the transfer restrictions, forfeiture restrictions and other provisions of the Restricted Stock Agreement dated [insert date] between Hospira, Inc. and [insert Director name].” Upon lapse of the Restriction Period, the Director shall be entitled to have the legend removed from certificates representing the shares.
4.3    Rights. Upon issuance of the certificates, the Directors in whose names they are registered shall, subject to the restrictions of this Section 4, have all of the rights of a shareholder with respect to the shares represented by the certificate, including the right to vote such shares and to receive cash dividends and other distributions thereon.
4.4    Forfeiture Period. All Restricted Stock granted under this Section 4 shall be subject to forfeiture pursuant to Section 4.5 for a period (the "Forfeiture Period") commencing with the date of the award and ending on the earliest of the following events:

(i)	The one-year anniversary of the date of grant of Restricted Stock;

(ii)	The date of the Director’s death or disability; or

(iii)	The date of a Change in Control (as defined in Section 5 of the 2004 Plan).
4.5    Forfeiture. In the event that the Director’s date of termination occurs during the Forfeiture Period, the Director shall forfeit any and all rights and interests with respect to such unvested Restricted Stock (or Restricted Stock Units, if a Deferral Election, under Section 10 below, is applicable) and the Company shall have the right to cancel any such certificates evidencing such Restricted Stock.
4.6.      Restrictions on Sale.  All Restricted Stock granted under this Section 4 shall be subject to the following restrictions on sale beginning on the date of grant and continuing, except as otherwise provided below in this Section 4.6, for all periods while the Director is actively serving as a Director of the Company (the “Restricted Period”):

(i)
The shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except: (a) to the extent that after the Forfeiture Period such sale, assignment, transfer, pledge, hypothecation or other disposal does not cause a Director to fail to meet the minimum holding requirements under the Company’s then existing Company share retention and ownership guidelines for Directors; or (b) if upon the end of the Forfeiture Period of a Director’s Restricted Stock, the Restricted Stock becomes taxable to the Director, the Company may withhold or arrange for the sale of the number of shares of such Stock that have an aggregate Fair Market Value equal to the amount of tax required to be withheld by the Company under applicable law.

(ii)
Except as provided in paragraph (i) of this Section 4.6, any additional common shares of the Company issued with respect to shares covered by Awards granted under this Section 4 as a result of any stock dividend, stock split or reorganization, shall be subject to the restrictions and other provisions of this Section 4.

3

(iii)
A Director shall not be entitled to receive any shares prior to completion of all actions deemed appropriate by the Company to comply with federal or state securities laws and stock exchange requirements.

SECTION 5
CHANGE IN CONTROL
In the event of a Change in Control, (i) all Restricted Stock awards shall become fully vested and shall no longer be subject to the restrictions set forth in Section 4 of this Plan, and (ii) all Deferred Fees shall be paid to the Director at such time and in such form as set forth in the Director’s Deferral Election.
SECTION 6
OPERATION AND ADMINISTRATION
6.1    Administration.

(i)	The Plan and all benefits pursuant hereto shall be administered by the full Board.

(ii)
The Board shall have the authority and discretion to interpret and administer the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to determine the terms and provisions of any award agreement made pursuant to the Plan. All questions of interpretation with respect to the Plan, the benefits established herein, the number of shares of Stock, or other security, or rights granted and the terms of any agreements evidencing any of the Director Fees (the “Award Agreements”), including the timing, pricing, and amounts of Awards, shall be determined by the Board, and its determination shall be final and conclusive upon all parties in interest. In the event of any conflict between an Award Agreement and this Plan, the terms of this Plan shall govern.

(iii)
Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Board may delegate to the officers or employees of the Company and its subsidiaries the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Board may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or benefits and awards thereunder, including, but not limited to, decisions regarding the timing, eligibility, pricing, amount or other material terms of such benefits or awards. Any such delegation may be revoked by the Board at any time.

(iv)
To the extent that the Board determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the benefit provided herein in jurisdictions outside the United States, if applicable, the Board will have the authority and discretion to modify those restrictions as the Board determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

6.2    Limits of Liability.

4

(i)	Any liability of the Company or a subsidiary to any Director with respect to an Award shall be based solely upon contractual obligations created by the Plan and the applicable Award Agreement.

(ii)
Neither the Company nor a subsidiary, nor any member of the Board or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan except as may be expressly provided by statute.

6.3    Rights of Director. Nothing contained in this Plan or in any Award Agreement (or in any other documents related to this Plan or to any award or Award Agreement) shall confer upon any Director any right to continue in the service of the Company or a subsidiary, constitute any contract or limit in any way the right of the Company or a subsidiary to change such person’s compensation or other benefits or to terminate the service of such person with or without cause or confer any right on the part of such person to be nominated for reelection to the Board, to be reelected to the Board or to be appointed to any committee of the Board.
6.4    Form and Time of Elections. Any election required or permitted shall be in writing, and shall be deemed to be filed when timely delivered to the Secretary of the Company.
6.5    Action by Company. Any action required or permitted to be taken by the Company shall be by resolution of the Board, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board or (except to the extent prohibited by the provisions of Rule 16b-3, applicable local law, the applicable rules of any stock exchange, or any other applicable rules) by a duly authorized officer of the Company.
6.6    Hospira, Inc. 2004 Long-Term Stock Incentive Plan. Any shares of Stock awarded to, or subject to Awards granted to Directors under this Plan as Director Fees shall be issued pursuant to the Hospira, Inc. 2004 Long-Term Stock Incentive Plan (the “2004 Plan”), subject to all of the terms and conditions herein. Except in the event of conflict, all provisions of the 2004 Plan shall apply to this Plan. In the event of any conflict between the provisions of the 2004 Plan and this Plan, this Plan shall control, provided that the Director Fees granted provided may not exceed the share limitations set forth in the 2004 Plan.
SECTION 7
MISCELLANEOUS
7.1    Beneficiaries. Each Director or former Director entitled to payment of Director Fees hereunder, from time to time may name any person or persons (who may be named contingently or successively) to whom any Director Fees earned by him and payable to him are to be paid in case of his death before he receives any or all of such Director Fees. Each designation will revoke all prior designations by the same Director or former Director, shall be in form prescribed by the Company, and will be effective only when filed by the Director or former Director in writing with the Secretary of the Company during his lifetime. If a deceased Director or former Director shall have failed to name a beneficiary in the manner provided above, or if the beneficiary named by a Director or former Director dies before him or before payment of all the Director’s or former Director’s Director Fees, the Company, in its discretion, may direct payment in a single sum of any remaining Director Fees to either:

(i)	any one or more or all of the next of kin (including the surviving spouse) of the Director or former Director, and in such proportions as the Company determines; or

(ii)	the legal representative or representatives of the estate of the last to die of the Director or former Director and his last surviving beneficiary.
The person or persons to whom any deceased Director’s or former Director’s Director Fees are payable under this section will be referred to as his “beneficiary.”

5

7.2    Alienation of Rights. Payment of Director Fees will be made only to the person entitled thereto in accordance with the terms of the Plan, and Director Fees are not in any way subject to the debts or other obligations of persons entitled thereto, and may not be voluntarily or involuntarily sold, transferred or assigned.
7.3    Facility of Payment. When a person entitled to a payment under the Plan is under legal disability or, in the Company’s opinion, is in any way incapacitated so as to be unable to manage his financial affairs, the Company may direct that payment be made to such person’s legal representative, or to a relative or friend of such person for his benefit, and with respect to the Director’s Stock Unit Account (defined in Section 9 below), if any, any distribution shall be pursuant to the Director’s beneficiary designation form, as may be on file with the Company. Any payment made in accordance with the preceding sentence shall be in complete discharge of the Company’s obligation to make such payment under the Plan.
7.4    Unfunded Plan. Any obligation to pay cash or Deferred Fees under this Plan shall constitute an unfunded unsecured obligation of the Company. The Company may, but shall not be obligated to, establish a trust to hold assets for the purpose of satisfying obligations under this Plan.
7.5    Adjustment Provisions. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), in addition to any adjustments made pursuant to Section 3.4 of the 2004 Plan, the Board may adjust the Director Fees (including Deferred Fees) to preserve the benefits or potential benefits of participation in the Plan.
7.6    Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

SECTION 8
AMENDMENT AND DISCONTINUANCE
8.1    The Board may, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Director (or, if the Director is not then living, the affected beneficiary), adversely affect the rights of any Director or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided, that adjustments pursuant to Section 9.4 shall not be subject to the foregoing limitations of this Section 8. Subject to Section 9.4, any amendment or discontinuance of the Plan shall be prospective in operation only, and shall not affect the payment of any Director Fees theretofore earned by any Director, or the conditions under which any such fees are to be paid or forfeited under the Plan. The Compensation Committee shall have the authority to make “minor amendments” to the Plan. For purposes of the foregoing, a “minor amendment” is any amendment which is solely designed to achieve compliance with applicable legislation or regulation. Notwithstanding the foregoing or any provision to the contrary, the Plan shall not be terminated at any time when the Company is experiencing a downturn in its financial health.
SECTION 9
ELECTIVE DEFERRALS
9.1    DEFERRAL ELECTION

(i)
Annual Deferral Election. A Director who would otherwise be entitled to receive Director Fees in the form of shares of Stock or a cash payment under the terms of the Plan may instead elect to defer delivery of all or a portion of such fees, subject to the following terms of this Section 9 (once deferred, the “Deferred Fees”). An election to defer the Director Fees shall be made on an election form (the “Deferral Election”). The form of distribution of the Deferred Fees shall be elected by

6

the Director on the Deferral Election form, which may be either (a) a lump sum payment on the first business day following the quarter within which the Director’s service on the Board terminates (the “Distribution Commencement Date”) or (b) annual installments for a number of years, not exceeding 10, payable on the Distribution Commencement Date and each anniversary thereof. Except as provided in paragraphs (ii) and (iii) of this Section 9.1, any Deferral Election shall be made in the calendar year before the year in which the Director Fees are payable and shall be irrevocable as of the first day of the year for which it is to be effective. Deferral Elections shall remain in effect with respect to any future year unless a new election with respect to such year is filed in accordance with paragraph (iii) of this Section 9.1.

(ii)
Deferral Election for New Directors. Notwithstanding the foregoing, a Deferral Election by a Director upon first becoming a member of the Board must be submitted within 30 days after becoming a Director and shall be effective for all fees paid for services performed following the date on which the election is received by the Company. Any such Deferral Elections shall be irrevocable as of its effective date and shall remain in effect with respect to the calendar year in which it was made and any future year unless a new election with respect to Deferral Election is filed in accordance with paragraph (iii) of this Section 9.1.

(iii)	Subsequent Changes to Initial Deferrals.

(a)
Deferral Elections shall remain in effect with respect to Director Fees to be paid in any future year unless a new election with respect to such year is filed by the Director making the change prior to the year to which it is intended to apply; and

(b)
A Director may elect to change the timing or form of distribution for his or her Deferred Fees (a “Subsequent Election”), provided the Subsequent Election is made at least 12 months before the date of the first scheduled payment, if any; the Subsequent Election is not effective for at least 12 months after the date of the election; and the first payment under the Subsequent Election must be delayed for at least five years from the date it otherwise would have been paid. Notwithstanding the foregoing provisions of this subparagraph (b), payment of the Deferred Fees shall begin under the terms of a Director’s most current Deferral Election as of first business day following the quarter within which the Director’s services on the Board terminates due to a death or disability. For this purpose, “disability” shall mean that the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(c)
During 2007 and 2008, a Director may elect to change the timing or form of distribution for his Deferred Fees without meeting the foregoing requirements, provided that no Director whose Distribution Commencement Date occurs (or would otherwise occur) within 2007 may make or change a payment election during 2007 and no Director whose Distribution Commencement Date occurs (or would otherwise occur) within 2008 may make or change a payment election during 2008.

(iv)	Conversion of Cash or Restricted Stock to Stock Units. Deferred Fees shall be credited to a Stock Unit Account (as defined below) under this Section 9 as follows:

(a)
Cash-based Deferred Fees shall be converted to Stock Units by dividing the cash-based fees the Director elected to defer by the Fair Market Value of the Stock as of the date the Director would have had a right to payment of such Director Fees had the Director not made a Deferral Election.

7

(b)	Stock-based Deferred Fees shall be converted to that number of Stock Units equal to that number of shares of Restricted Stock the Director elected to defer.
9.2    ACCOUNTS

(i)
Stock Unit Account. A “Stock Unit Account” shall be maintained on behalf of each Director who elects to defer all or a portion of his Director Fees under this Section 9, for the period during which delivery of such fees is deferred. A Director’s Stock Unit Account shall be subject to the following adjustments:

(a)
The Stock Unit Account will be credited with Stock Units as of the date on which the Director would have been entitled to payment of the cash-based fees or the date on which the Director would have been granted the Restricted Stock award, both as if the Director had not made a Deferral Election with respect to such fees.

(b)
As of each dividend payment date for the Stock, the Director’s Stock Unit Account shall be credited with additional Stock Units (including fractional Stock Units) equal to (i) the amount of the dividend that would be payable with respect to the number of shares of Stock equal to the number of Stock Units credited to the Director’s Stock Unit Account on the dividend record date, divided by (ii) the Fair Market Value of a share of Stock on the dividend payment date.

(c)
As of the date of any distribution with respect to a Director’s Stock Unit Account under Section 9.3, the Stock Units credited to a Director’s Stock Unit Account shall be reduced by the amounts distributed to the Director.

(ii)
Statement of Accounts. As soon as practicable after the end of each Plan Year, the Company shall provide each Director having an Stock Unit Account under the Plan with a statement of the transactions in his Stock Unit Account during that year and his account balance as of the end of the year.

9.3    DISTRIBUTIONS

(i)
General. Subject to the terms of this Section 9.3, a Director shall specify, as part of his Deferral Election with respect to Deferred Fees, the time and form of the distribution of the amounts deferred pursuant to such election. In the event that an election with respect to the timing or form of distribution is not in effect as of the date of the Director’s termination (including a termination due to the Director’s death), the Director’s entire Stock Unit Account shall be distributed in a single lump sum stock payment within 60 days following the first anniversary of the Director’s date of termination or death.

(ii)
If a scheduled distribution date would otherwise occur after a dividend record date but before the payment of the dividend, the distribution may, in the discretion of the Board, be deferred (but not more than 30 days) until the dividend payment date.

(iii)
In determining a Director’s right to distributions under this Section 9.3, the vesting provisions of Section 4 of the Plan shall apply to the Stock Units credited to the Director’s Stock Unit Account as though each unit represented one share of Stock, and with all units attributable to payment of dividends being fully vested as of the date they are credited to the Director’s Stock Unit Account.

9.4    Termination of Deferral by Company. The Board shall retain the right to terminate, at any time, for any reason, or no reason, the deferral provisions under this Section 9 (which may, but need not, be in conjunction with a termination of the Plan), and shall distribute all Stock Unit Accounts to Directors provided (i) the Company terminates all non-qualified deferred compensation arrangements of the same type as this Plan at the same time that the Plan is

8

terminated; (ii) except for payments that would be payable if the termination had not occurred, the Company makes no payments to Directors for 12 months but makes all payments within 24 months; and (iii) the Company adopts no new non‑qualified deferred compensation arrangement of the same type as this Plan for three years. Notwithstanding the foregoing or any provision to the contrary, the Plan shall not be terminated at any time when the Company is experiencing a downturn in its financial health.

9